Exhibit 10.2

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (“Amendment Agreement”), effective this         day of                     , 2014 (the “Effective Date”), is entered into by and between                     (“Executive”) and Pike Corporation (the “Employer” and, collectively with its successors, designees and past, present and future operating companies, divisions, subsidiaries and affiliates, the “Company”).

Statement of Purpose

Executive and the Employer entered into that certain Employment Agreement dated                     , 20     (the “Employment Agreement”), pursuant to which the Employer agreed to employ Executive on the terms and subject to the conditions therein. On November 5, 2013, the Employer reincorporated from the State of Delaware to the State of North Carolina. Executive and the Employer now desire to amend certain provisions in the Employment Agreement as a result of such reincorporation.

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Defined Terms. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Employment Agreement.

2. Amendment of Section 10(c). Section 10(c) of the Employment Agreement is hereby deleted and the following paragraph is hereby substituted in lieu thereof:

“(c) Any claim arising out of Section 9, including a claim by Executive for indemnification or advancement of expenses thereunder, shall be brought before the state courts of the State of North Carolina pursuant to Section 12.”

3. Amendment of Section 12. Section 12 of the Employment Agreement is hereby deleted and the following paragraph is hereby substituted in lieu thereof:

“12. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of North Carolina, without giving effect to its principles of conflict of laws. Executive and the Employer each hereby irrevocably consent that both parties are subject to the jurisdiction of the state courts of the State of North Carolina for all purposes in connection with any action or proceeding that arises out of or relates to this Agreement, and further agree that the sole and exclusive venue for any such dispute shall be the General Court of Justice, Superior Court Division, in Surry County, North Carolina.”

4. Miscellaneous. The Employment Agreement, as amended by this Amendment Agreement, shall remain in full force and effect, and this Amendment Agreement shall be deemed to be incorporated into the Employment Agreement and made a part thereof. This Amendment Agreement may be executed by facsimile or PDF and in counterparts, each of which, when so executed, shall be deemed an original, and all such counterparts together shall constitute one and the same instrument. This Amendment Agreement is executed in the State of North Carolina and shall be governed by and interpreted in accordance with the laws of the State of North Carolina, without reference to its conflict of laws provisions.

[Signature page follows on next page.]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first written above.

“Company”:

PIKE CORPORATION

By:
Name:
Title:

“Executive”:

Name:

[Amendment Agreement to Employment Agreement]